UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2008

Euronet Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31648 (Commission File Number)	74-2806888 (I.R.S. Employer Identification No.)

4601 College Boulevard, Suite 300

Leawood, Kansas 66211

(Address of principal executive office)(Zip Code)

(913) 327-4200

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On October 7, 2008, Euronet Worldwide, Inc. (“Euronet”) issued 1,114,550 shares of Euronet common stock, $.02 par value per share, in settlement of 3,685,098 contingent value rights (“CVRs”) that matured on October 1, 2008. The CVRs were originally issued to the two stockholders of RIA Envia, Inc. (“RIA”) in connection with Euronet’s acquisition of the outstanding common stock of RIA on April 4, 2007.

Under the terms of the CVRs, the holders of the CVRs were entitled to cash or Euronet common stock, or some combination thereof, as determined by Euronet in its sole discretion, valued at $20 million at maturity. The value of the Euronet common stock issued upon settlement of the CVRs was based upon the average high and low prices of Euronet common stock each trading day for the 30 trading days immediately preceding the maturity date.

The number of shares corresponding to the assumed settlement of the CVRs in common stock at each quarter- and year-end reporting period have been included in Euronet’s diluted weighted average shares outstanding since the acquisition of RIA, and as reported in the Euronet’s quarterly report on Form 10-Q for the quarter ended June 30, 2008, 1.1 million shares were included in the total 54.7 million diluted weighted average shares outstanding.

The issuance of shares of Euronet common stock upon maturity of the CVRs was not registered under the Securities Act of 1933, as amended, in reliance upon Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving a public offering. The securities were issued to the two stockholders of RIA in a private transaction in which the stockholders agreed to customary restrictions on resale.

The agreement to issue the CVRs and the issuance of the CVRs were previously disclosed in Item 3.02 of Euronet’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 28, 2006 and Item 3.02 of Euronet’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EURONET WORLDWIDE, INC.

By:	/s/ Rick L. Weller
Rick L. Weller
Executive Vice President - Chief Financial Officer

Date: October 8, 2008

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